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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-148681

PROSPECTUS

American Equity
Investment Life Holding Company

2,500,000 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF STOCK OPTIONS
AND THE ISSUANCE OF THE RELATED STOCK OPTIONS

under the

INDEPENDENT INSURANCE AGENT STOCK OPTION PLAN

        This prospectus relates to the 2,500,000 shares of our common stock, $1 par value per share, that may be issued upon the exercise of stock options granted under our Independent Insurance Agent Stock Option Plan (the "Plan") to independent insurance agents who are significant producers for our wholly owned operating subsidiary, American Equity Investment Life Insurance Company. This prospectus also relates to the options that may be granted under the Plan to purchase those 2,500,000 shares.

        The exercise price for these shares of common stock will be determined at the time of grant of the related option, but will be no less than one hundred percent (100%) of the fair market value of the common stock at the time of grant. Our common stock is listed on the New York Stock Exchange under the symbol "AEL." On February 7, 2008, the closing price of our common stock as reported on the NYSE was $8.59.

        Exercising options and purchasing our common stock involve risks that are described in the "Risk Factors" section beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission, any state securities commission, the Iowa Commissioner of Insurance nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2008.

        You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document. Our business, financial condition, results of operations or prospects may have changed since that date.

        All references to "we," "us," "our" or "American Equity" in this prospectus are to American Equity Investment Life Holding Company.

i

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Our Business

        We are a full service underwriter of a broad array of annuity and insurance products through our two life insurance subsidiaries, American Equity Investment Life Insurance Company ("American Equity Life") and American Equity Investment Life Insurance Company of New York. Our business consists primarily of the sale of index and fixed rate annuities and, accordingly, we have only one business segment. Our business strategy is to focus on our annuity business and earn predictable returns by managing investment spreads and investment risk. We are currently licensed to sell our products in 50 states and the District of Columbia.

        Our executive offices are located at 5000 Westown Parkway, Suite 440, West Des Moines, IA 50266, and our telephone number is (515) 221-0002. Our web site address is www.american-equity.com. Information contained on our website is not incorporated by reference in and does not constitute a part of this prospectus.

Recent Developments

        We received a formal request for information from the Securities and Exchange Commission (the "SEC") concerning our acquisition of American Equity Investment Service Company. The SEC has advised us that the request should not be construed as an adverse reflection on American Equity or any other person, nor should it be interpreted as an indication that American Equity or any other person has violated any law. We intend to cooperate with the SEC's investigation.

RISK FACTORS

Our ability to meet our payment obligations is dependent upon distributions from our subsidiaries, but our subsidiaries' ability to make distributions is limited by law and several contractual agreements.

        We are a holding company and our principal assets are the shares of the capital stock and surplus notes of our life insurance subsidiaries. As a holding company without independent means of generating operating revenues, we depend on investment advisory fees, dividends, interest on surplus notes and other payments from our life insurance subsidiaries to fund our obligations and meet our cash needs, including to pay dividends on our common stock.

        We have a $150 million revolving line of credit agreement with eight banks. The transfer of funds by American Equity Life is restricted by certain covenants in our line of credit facility which, among other things, requires American Equity Life to maintain a minimum risk-based capital ratio of 200%. Under the most restrictive of these limitations, $99.2 million of our earned surplus at September 30, 2007 was available for distribution by American Equity Life to us in the form of dividends or other distributions. As of December 31, 2007, there was $5 million outstanding under the revolving line of credit. In the future, we may incur additional indebtedness under the line of credit facility, among other reasons, to implement our share repurchase plan.

        The payment of dividends or distributions, including surplus note payments, by our life insurance subsidiaries is subject to regulation by each subsidiary's state of domicile's insurance department. Our life insurance subsidiaries are domiciled in Iowa and New York. Currently, our life insurance subsidiaries may pay dividends or make other distributions without the prior approval of their state of domicile's insurance department, unless such payments, together with all other such payments within the preceding twelve months, exceed, in Iowa, the greater of, and in New York, the lesser of (1) the life insurance subsidiary's net gain from operations for the preceding calendar year or (2) 10% of the life insurance subsidiary's statutory surplus at the preceding December 31. In addition, dividends and surplus note payments may be made only out of earned surplus, and all surplus note payments are subject to prior approval by regulatory authorities. American Equity Life had $182.0 million of statutory earned surplus at September 30, 2007.

        The maximum distribution permitted by law or contract is not necessarily indicative of an insurer's actual ability to pay such distributions, which may be constrained by business and regulatory considerations, such as the impact of such distributions on surplus, which could affect the insurer's ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends or make other distributions. Further, state insurance laws and regulations require that the statutory surplus of our life subsidiaries following any dividend or distribution must be reasonable in relation to their outstanding liabilities and adequate for their financial needs.

        Although we believe our current sources of funds provide adequate cash flow to us to meet our current and reasonably foreseeable future obligations, there can be no assurance that we will continue to have access to these sources in the future.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the shares of our common stock when you want or at prices you find attractive.

        The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate.

        The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

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  actual or anticipated fluctuations in our operating results;

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  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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  the operating and stock performance of our competitors;

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  announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  changes in interest rates;

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  general domestic or international economic, market and political conditions;

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  additions or departures of key personnel; and

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  future sales of our common stock.

        In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market, including sales of our common stock in short sales transactions, could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

        Sales of significant amounts of our common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of shares of our common stock for future sale, including sales of our common stock in short sales transactions, will have on the trading price of our common stock.

Anti-takeover provisions affecting us could make it difficult for a third party to acquire our company.

        Our articles of incorporation, as amended, our second amended and restated bylaws and Iowa law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. The provisions in our charter documents include the following:

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  our amended articles of incorporation provide for a classified board of directors pursuant to which our directors are divided into three classes, with three-year staggered terms;

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  our amended articles of incorporation provide our board of directors the ability to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

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  our bylaws provide that shareholder action may be taken only at a special or regular meeting or by written consent signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted;

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  our bylaws limit our shareholders' ability to make proposals at shareholder meetings; and

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  our bylaws establish advance notice procedures for nominating candidates to our board of directors.

        We are subject to certain Iowa laws that could have similar effects. One of these laws, Section 490.1110 of the Iowa Business Corporation Act, prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met.

        The foregoing provisions may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and also could limit the price that investors are willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, trend analyses and other information contained in this prospectus and elsewhere (such as in filings by us with the Securities and Exchange Commission, press releases, presentations by us or our management or oral statements) relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions, constitute forward-looking statements. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.

        Factors that could contribute to these differences include, among other things:

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  general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated therewith, the market value of our investments and the lapse rate and profitability of policies;

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  customer response to new products and marketing initiatives;

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  changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of our products;

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  increasing competition in the sale of annuities;

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  regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of products; and

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  the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

        You should not place undue reliance on any forward-looking statements. Forward-looking information is intended to reflect opinions as of the date of this prospectus. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DESCRIPTION OF THE PLAN

        The following is a description in question and answer form of the Plan, but is qualified in its entirety by the terms of the Plan. In the event of any conflict between the terms of the Plan and this description, the terms of the Plan will prevail.

What is the purpose of the Plan?

        The Plan is intended to assist us and our wholly owned operating subsidiary, American Equity Life, in attracting and retaining certain independent insurance agents of outstanding ability and to promote the identification of their interests with those of our stockholders.

When did the Plan become effective?

        The Plan became effective on January 1, 2007.

Who is eligible to receive an option under the Plan?

        Options to purchase shares of our common stock may be granted to those independent insurance agents (1) who have been validly appointed by American Equity Life as sales agents for its products in applicable jurisdictions, (2) who have valid and existing agent's contracts with American Equity Life in effect and that have not terminated prior to any grant of options under the Plan and (3) who meet the requirements established by the executive committee of American Equity's board of directors (the "Executive Committee") from time to time, including without limitation, rules regarding sales production criteria.

Who administers the Plan?

        The Plan is administered by the Executive Committee, which has full authority, subject to the provisions of the Plan, to determine: (i) which agents will be granted options; (ii) the terms (which terms need not be identical) of all options including, the time or times at which options are granted, the option exercise price, the number of shares of our common stock subject to an option, any provisions relating to vesting (provided that if no vesting period is specified by the Executive Committee, then the applicable options will vest six months after the date of grant), any circumstances in which options terminate or in which we may repurchase shares of our common stock and the period during which options may be exercised; and (iii) any other terms, conditions or restrictions on options. Subject to the provisions of the Plan, the Executive Committee has full authority to construe and interpret the Plan and any agreements entered into under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan, including, but not limited to, any determination to accelerate the vesting or exercisability of outstanding options.

        Further, in addition to such other rights of indemnification that members of the Executive Committee may have as directors or as members of the Executive Committee, the members of the Executive Committee will be indemnified by us against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any related agreement or any option granted under the Plan, and against all amounts reasonably paid by them in settlement thereof or relating to a judgment, action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, our best interests.

How many shares of our common stock are reserved for issuance under the Plan?

        The maximum number of shares of our common stock that may be issued under the Plan is 2,500,000, subject to adjustment in certain circumstances, as described below. If an option expires or terminates for any reason without having been fully exercised, the unissued shares of our common stock that had been subject to that option will again become available for the grant of options under the Plan.

How will the option exercise price be determined?

        The option exercise price will be determined by the Executive Committee and will be set forth in a written agreement executed by us and the agent to whom an option has been granted. No option will have a per share exercise price that is less than the fair market value of a share of our common stock as of the date the option is granted.

May the option exercise price be reduced?

        No. Specifically, no option will be issued in exchange for or as a reissuance of any outstanding option and the option exercise price for any outstanding option will not be changed, if the effect of such exchange or change would be to reduce the option exercise price for any outstanding option, except as necessary to reflect the effect of certain changes in corporate structure or capitalization or a change in control, as described below.

When can an option be exercised?

        The period in which an option may be exercised will be determined by the Executive Committee and specifically set forth in the written agreement with the agent, provided that an option may not be exercisable for a period longer than 10 years from the date the option is granted.

What happens if there is a stock split or stock dividend?

        In the event of any change in our outstanding common stock by reason of any stock dividend, splitup (or reverse stock split), recapitalization, reclassification, reorganization, reincorporation, combination or exchange of shares, merger, consolidation, liquidation or similar change in corporate structure, the Executive Committee will, in its discretion and to the extent necessary to compensate for the effect of such transaction or change, provide for an equitable substitution for or adjustment in (i) the number and class of shares subject to outstanding options; (ii) the price of outstanding options; and (iii) the aggregate number and class of shares that may be issued under the Plan.

How may the option price be paid?

        Payment of the option exercise price shall be made in cash. The Executive Committee may provide in a written agreement with the agent that part or all of such payment may be made by the optionee (i) by delivery to us of shares of our common stock valued at fair market value on the date the option is exercised or (ii) by delivery of an exercise notice and irrevocable instructions to a registered securities broker approved by the Executive Committee to sell shares and deliver cash to us.

Who else may exercise an option?

        Options are not transferable other than by will or the laws of descent and distribution. An option may be exercised during the optionee's lifetime only by the optionee or, in the event of his or her legal disability, by his or her legal representative. In the event of the death of the optionee, his or her options may be exercised by the optionee's designated beneficiary.

When do options terminate?

        All options terminate at the end of the term established by the written agreement with the agent which may be no longer than ten years from date the option is granted.

        Generally, if the status of a holder of an option as an agent is terminated for any reason, the option will expire upon such termination and will thereby be forfeited. However, in the case of the death or disability of an optionee the vesting of the optionee's outstanding options shall accelerate, and/or any other restrictions on exercise shall be removed. The option will expire unless exercised within one year after the date of death or the cessation of service of the optionee by reason of the disability.

What happens upon a change in control of American Equity Investment Life Holding Company?

        If there is a change of control of our company, as defined in the Plan, the vesting of all outstanding options may accelerate, and/or any other restrictions on exercise may be removed following delivery of a written election of such acceleration by the optionee.

Is the status of an individual holding an option affected?

        No. The granting of an option to an agent does not confer any right to continue as an agent of American Equity Life or interfere in any way with the right of American Equity Life to terminate its relationship with the agent.

Does a holder of an option have any rights as a shareholder?

        No.

When does the Plan terminate?

        Unless sooner terminated by our board of directors, the Plan will terminate on January 1, 2010, and no options may be granted after that date. However, the termination of the Plan will not affect the validity of any option outstanding on the date of termination.

Who is responsible for taxes or other withholding obligations with respect to the options?

        Any and all taxes and other withholding obligations payable in connection with or relating to the grant or exercise of an option, and/or the sale of any shares of our common stock by an optionee, will be the sole responsibility of the optionee.

What tax considerations affect options?

        Set forth below is a discussion of certain federal tax consequences with respect to options. This discussion is based on an analysis of the Internal Revenue Code of 1986, as amended, the Code, as currently in effect, existing laws, judicial decisions, administrative rulings and regulations, and proposed regulations, all of which are subject to change. In addition to being subject to the federal tax consequences described below, an optionee may also be subject to foreign, state, and local income or other tax consequences in the jurisdiction in which he works and/or resides. EACH OPTIONEE IS URGED TO CONSULT HIS OR HER PERSONAL TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PLAN (OR ANY COMPONENT THEREOF), INCLUDING THE INCOME TAX CONSEQUENCES OF HOLDING AND EXERCISING AN OPTION AND SELLING THE SHARES ACQUIRED UPON EXERCISE OF THE OPTION.

        To ensure compliance with Treasury Department Circular 230, the optionees are notified that: (i) any discussion of federal tax issues in this document is not intended or written to be relied upon, and cannot be relied upon by the optionee for the purpose of avoiding penalties that may be imposed on the optionee under the Code, and (ii) such discussion is written as part of this disclosure, which is being used by us in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein.

        Options granted under the Plan are non-qualified options under the Code. The grant of non-qualified stock options will not result in the recognition of taxable income for federal income tax purposes. However, when a nonqualified option is exercised, an optionee recognizes, as ordinary income, the excess of the fair market value of the stock on the date of exercise over the exercise price. We are entitled to an income tax deduction to the same extent and at the same time as income is recognized by the optionee. The shares acquired upon exercise of the option will have a basis equal to their fair market value, and the holding period will commence on the day after the stock is received.

Are there any other considerations relating to ERISA or a Tax-Qualified Plan?

        The Plan is not qualified under Section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (referred to as "ERISA").

Are there any other considerations regarding the resale of shares issued?

        Shares of our common stock acquired upon exercise or otherwise relating to an option pursuant to the Plan may be sold publicly. However, shares owned by persons who may be deemed to be our "affiliates" as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933 may not be re-offered or resold except pursuant to another exemption from registration under the Securities Act of 1933.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the offered securities for general corporate purposes.

LEGAL MATTERS

        Certain legal matters regarding the securities will be passed upon for us by Wendy L. Carlson, our General Counsel. Ms. Carlson is a full-time employee and officer of our company, and she is currently the beneficial owner of 255,625 shares of our common stock which includes options to purchase 157,500 shares of our common stock.

EXPERTS

        Our consolidated financial statements as of December 31, 2006 and 2005, and for the years ended December 31, 2006 and 2005, and all related financial statement schedules, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 consolidated financial statements refers to our adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, in 2006.

        Our consolidated financial statements for the year ended December 31, 2004 appearing in our Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedules appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing a change in our method of accounting for a variable interest entity during the first quarter of 2005, retroactive to January 1, 2003), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information.

        You may read and copy the information that we incorporate by reference in this prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Shareholder Relations, American Equity Investment Life Holding Company, 5000 Westown Parkway, Suite 440, West Des Moines, Iowa 50266, Attention Shareholder Relations, (515) 221-0002. These reports, proxy statements and other information may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date such information is presented, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC's website or at the SEC offices referred to above. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following documents filed with the SEC by us:

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  Our Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 12, 2007;

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 9, 2007;

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  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 3, 2007;

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  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed on November 2, 2007;

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  Our Current Report on Form 8-K, dated August 29, 2007, filed on August 31, 2007;

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  Our Current Report on Form 8-K, dated November 26, 2007, filed on November 26, 2007 (with respect to Items 5.03 and 9.01); and

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  The description of the common stock which is contained in a registration statement on Form 8-A filed on November 26, 2003 (File No. 001-31911) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        We also incorporate by reference any future filings (other than information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K) we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus and (2) until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

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AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
DESCRIPTION OF THE PLAN
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION